EXHIBIT 99

STATE OF CONNECTICUT
DEPARTMENT OF PUBLIC UTILITY CONTROL

_________________________________________
                    :   DOCKET NO. 05-06-04
APPLICATION OF THE UNITED                                     :
ILLUMINATING COMPANY TO INCREASE                :
ITS RATES AND CHARGES                                             :    MAY 14, 2008
_________________________________________:

REQUEST OF THE UNITED ILLUMINATING COMPANY TO REOPEN

The United Illuminating Company (“UI” or “Company”) hereby moves, pursuant to Conn. Gen. Stat. §§ 16-9 and 4-181a, that the Department of Public Utility Control (“Department”) reopen the January 27, 2006 decision (as supplemented by the Department’s August 21, 2006 decision in Docket No. 05-06-04RE01) in this docket, for good cause shown and upon changed conditions.  UI also asks that the Department immediately appoint a Prosecutorial staff for the purposes of seeking to reach a settlement that is in the public interest.  The Company believes that it is possible, and in customers’ interest, to achieve a resolution that (1) addresses the insufficiency in the Company’s revenues in accordance with established ratemaking principles, and also (2) mitigates or eliminates the near-term rate impact on customers.

Good Cause and Changed Conditions

Three specific components of UI’s revenue requirement and rate calculation for 2008 and 2009 have changed substantially from the amounts utilized by the Department in the January 2006 decision in this docket:

•	Kilowatt-hour sales
•	Uncollectible amounts
•	Capital expenditures (rate base).

These changes result from conditions beyond UI’s control that were not contemplated by either the Company or the Department at the time the Department rendered its decision in this docket.  Sales have not only failed to grow as anticipated in the 2006 rate decision, they have declined, and continue to decline.  The Company believes that the rise in uncollectible amounts is the result of higher generation services charges and degrading economic conditions.  The increase in rate base reflects capital projects required to be undertaken, or required to be moved up in time, as a result of the all-time system peak demand that occurred in August 2006.

Each of sales, uncollectibles and rate base is a discrete item in ratemaking.  Sales and uncollectibles are the overwhelming determinants of revenues, and rate base levels determine the required recovery of and on capital.  Moreover, because each of the three items included in this reopening request is diverging further from the decision’s expectations as we move forward (i.e., sales are lagging further below what was forecast in the rate case, uncollectibles continue to increase and distribution rate base continues to increase beyond the anticipated level), the revenue and earnings shortfall is expected to be even greater in 2009.

The Department’s 2006 decision anticipated specific levels of sales, uncollectibles and rate base for 2008 and 2009.  The following table shows the divergence of the levels actually facing the Company, compared to the decision-assumed amounts:

If UI were required to address each of these discrete items in a new rate proceeding, the Company would also seek rates that reflect significantly increased operations and maintenance (“O&M”) expenses.

Appointment of Prosecutorial Staff

It is clear that the rates established by the Department for UI in the 2006 docket are not sufficient to enable the Company to recover its costs and earn a reasonable return.  Yet UI is well aware of the economic difficulties facing many of our customers.  As it has in the past, the Company is willing to propose, discuss and implement measures that will mitigate or eliminate the near-term impact of required distribution rate increases on customers.  The appointment of Prosecutorial staff will facilitate discussion and resolution of these matters.  UI will immediately commence discussions in good faith with the Prosecutorial staff and the Office of Consumer Counsel, and with the Office of the Attorney General if that office chooses to participate, intended to reach resolution promptly and in the public interest.

The Company will provide in these discussions information documenting the declining sales, increased uncollectible amounts and increased rate base, and comparing the data to the 2006 rate case decision.  In addition, in order to enable full and frank discussion, the Company will also make available information documenting its increased O&M expenses in a level of detail equivalent to the Standard Filing Requirements that would be included in a new rate filing.

Conclusion

UI respectfully submits that it has established good cause for the Department to reopen the decision in this docket.  Because of substantially changed sales, uncollectible amounts and rate base, resulting from matters outside of the Company’s control, the rates established for 2008 and 2009 in the January 27, 2006 decision (as supplemented by the August 21, 2006 decision)

are not sufficient to enable the Company to recover its costs and earn a reasonable return.  Accordingly, UI asks that the Department reopen the docket and that rates be adjusted to reflect the changed sales, uncollectibles and rate base.

UI requests that the Department, upon reopening, immediately appoint a Prosecutorial staff to facilitate discussion and alternative resolution of the issues, in a manner that mitigates impact on customers while providing for rates that meet statutory ratemaking principles that the Company be able to recover its costs and earn a reasonable return on capital.

                                            Respectfully submitted,

                                                                                    THE UNITED ILLUMINATING COMPANY

                                            By: /s/ Linda L. Randell
                                            Linda L. Randell
                                            Senior Vice President and General Counsel
                                            The United Illuminating Company
                                            157 Church Street
                                            New Haven, CT 06506-0901
                                            (203) 499-2575

CERTIFICATION

This is to certify that on this 14th day of May, 2008, an original of the foregoing was delivered to Louise E. Rickard, Acting Executive Secretary, Department of Public Utility Control, 10 Franklin Square, New Britain, CT 06051, one (1) copy was delivered by e-mail on this 14th day of May, 2008 to the Office of Consumer Counsel, 10 Franklin Square, New Britain, CT 06051, and one (1) copy was mailed, postage prepaid or e-mailed, on this 14th day of May, 2008, to all other known parties and intervenors.

                                          /s/ Linda L. Randell
                                          Linda L. Randell